Exhibit 10.19

Lockheed Martin Corporation

Directors Charitable Award Plan

Plan Document Amended and Restated

Effective June 1, 1995

Amended April 25, 1996

Amended Effective April 22, 2004

The Lockheed Martin Corporation Directors Charitable Award Plan (“Plan”) was originally adopted effective July 1, 1994 as the Martin Marietta Corporation Directors Charitable Award Plan (“Prior Plan”). Effective March 15, 1995, Lockheed Martin Corporation (the “Corporation”) assumed the rights and obligations of Martin Marietta Corporation under the Prior Plan. Effective June 1, 1995, the Corporation adopted the Prior Plan and amended and restated the Prior Plan to make it applicable to members of the Board of Directors of the Corporation.

1.	PURPOSE OF THE PLAN

The Plan allows each eligible Director of the Corporation to recommend that the Corporation make a donation of up to $1,000,000 to the eligible tax-exempt organization(s) (the “Donee(s)”) selected by the Director, with the donation to be made, in the Director’s name, in ten equal annual installments, with the first installment to be made as soon as is practicable after the Director retires from the Board of Directors, with the remaining nine installments to be made annually, with the first of the nine installments to be made as soon as is practicable after the Director’s death. The purpose of the Plan is to recognize the interest of the Corporation and its Directors in supporting worthy educational institutions and/or charitable organizations.

2.	ELIGIBILITY

All persons serving as Directors of the Corporation as of June 1, 1995, shall be eligible to participate in the Plan. Any Director who joins the Corporation’s Board of Directors after June 1, 1995 and before April 21, 2004 shall be immediately eligible to participate in the Plan upon election to the Board. Individuals who were Directors of Martin Marietta Corporation on March 15, 1995 are also eligible for benefits under the Plan. Directors who first commence service on the Corporation’s Board on or after April 22, 2004 will not be eligible to participate in the Plan.

3.	AMOUNT AND TIMING OF DONATION

Each eligible Director may choose one organization to receive a Corporation donation of $1,000,000, or up to five organizations to receive donations aggregating $1,000,000. Each recommended organization must be designated to receive a donation of at least $100,000. The donation will be made by the Corporation in ten equal annual installments, with the first installment to be made as soon as is practicable after a Director retires from the Board of Directors, with the remaining nine installments to be made annually, with the first of the nine installments to be made as soon as is practicable after the Director’s death, and each later installment to be made at approximately the same time in the following years. In the event a Director dies prior to retirement, the donation will be made in ten equal annual installments with the first installment to be made as soon as is practicable after the Director’s death, and each later installment to be made at approximately the same time in the following years. In the event a Director becomes disabled prior to retirement, the donation made under the Plan will be made by the Corporation in ten equal annual installments, with the first installment to be made as soon as is practicable after the Director becomes disabled from the Board of Directors, with the remaining nine installments to be made annually, with the first of the nine installments to be made as soon as is practicable after the Director’s disability, and each later installment to be made at approximately the same time in the following years. If a Director recommends more than one organization to receive a donation, each will receive a prorated portion of each annual installment as follows: Each annual installment payment will be divided among the recommended organizations in the same proportions as the total donation amount has been allocated among the organizations by the Director.

4.	DONEES

In order to be eligible to receive a donation, a recommended organization must be a tax-exempt charitable organization or educational institution and must initially, and at the time a donation is to be made, be able to demonstrate receipt of an IRS notice of qualification to receive tax deductible contributions, if requested by the Corporation, and be reviewed and approved by the Directors Charitable Award Plan Committee (the “Committee”). The Committee may disapprove a donation if it determines that a donation to the organization would be detrimental to the best interests of the Corporation. A Director’s private foundation is not eligible to receive donations under the Plan. If an organization recommended by a Director ceases to qualify as a Donee, and if the Director does not submit a form to change the recommendation before his or her death, the amount recommended to be donated to the organization will instead be donated to the Director’s remaining qualified Donee(s) on a prorata basis. If all of a Director’s recommended organizations cease to qualify, the amount will be donated to organizations selected by the Corporation. A Director may not receive any property or economic benefit from an organization as a result of recommending it as a Donee under the Plan; a violation of this requirement will render the Director’s recommendation of the Donee void.

5.	RECOMMENDATION OF DONATION

When a Director becomes eligible to participate in the Plan, he or she shall make a written recommendation to the Corporation, on a form approved by the Corporation for this purpose, designating the Donee(s) which he or she intends to be the recipient(s) of the Corporation donation to be made on his or her behalf. A Director may revise or revoke any such recommendation prior to his or her death by signing a new recommendation form and submitting it to the Corporation.

A Director may choose to place restrictions on the use of funds he or she recommends to be donated to an organization. The Corporation will advise the Donee of the restrictions, but the Corporation will not be responsible for monitoring the use of the funds by the organization to ensure compliance with the restrictions. However, the Committee may, in its discretion, suspend any remaining donation installments for the organization if it becomes aware that the funds are not being used in a manner which is consistent with the restrictions.

6.	VESTING

A Director will become vested in the Plan upon the completion of sixty full months of service as a Director, or if he or she dies, retires or becomes disabled while serving as a Director. Service as a member of the Board of Directors of Lockheed Corporation prior to June 1, 1995 will be counted as vesting service. If a Director terminates Board service before becoming vested (other than on account of death, retirement or disability), no donation will be made on his or her behalf. A Director will be considered to have retired if he or she has attained mandatory retirement age as set forth in the Corporation’s By-laws or if he or she terminates service from the Board during April, 1996.

7.	FUNDING AND PLAN ASSETS

The Corporation may fund the Plan or it may choose not to fund the Plan. If the Corporation elects to fund the Plan in any manner, neither the Directors (or their heirs or assigns) nor their recommended Donee(s) shall have any rights or interests in any assets of the Corporation identified for such purpose. Nothing contained in the Plan shall create, or be deemed to create, a trust, actual or constructive, for the benefit of a Director or any Donee recommended by a Director to receive a donation, or shall give, or be deemed to give, any Director or recommended Donee any interest in any assets of the Plan or the Corporation. If the Corporation elects to fund the Plan through life insurance policies, a participating Director agrees to cooperate and fulfill the enrollment requirements necessary to obtain insurance on his or her life.

8.	AMENDMENT OR TERMINATION

The Board of Directors of the Corporation may, at any time, by a majority vote and without the consent of the Directors participating in the Plan, amend, modify, or waive any term of the Plan or suspend, or terminate the Plan for any reason, including, but not limited to, changes in applicable tax laws; provided however, that, subject to Section 4, no such amendment or termination shall, without the consent of the relevant Director or relevant Donee (if the Director has died) eliminate, reduce, or modify the obligation of the Corporation to make contributions on behalf of a Director who prior to the date of the amendment is adopted dies, retires, becomes disabled or has completed sixty full months of service as a Director.

9.	ADMINISTRATION

The Plan shall be administered by the Committee. The Committee shall be responsible for executing and delivering documents necessary and appropriate to the administration of the Plan and for making determinations as to the eligibility of Donees. The Board of Directors shall have the authority to interpret the Plan and make determinations as to eligibility of Directors. The determinations of the Committee (or the Board of Directors, as the case may be) on the foregoing matters shall be conclusive and binding on all interested parties.

10.	DIRECTORS CHARITABLE AWARD PLAN COMMITTEE

The Directors Charitable Award Plan Committee shall be a committee of four members consisting of the persons who from time to time may be the Corporation’s Chief Financial Officer, Treasurer, Secretary, and Vice President, Corporate Communications. The Chief Financial Officer shall act as the Chairperson of the Committee.

11.	GOVERNING LAW

The Plan shall be construed and enforced according to the laws of Maryland, and all provisions thereof shall be administered according to the laws of said state.

12.	MISCELLANEOUS PROVISIONS

A Director’s rights and interest under the Plan may not be assigned or transferred. The expenses of the Plan will be borne by the Corporation.

13.	CHANGE OF CONTROL

(a) If there is a Change of Control of the Corporation, all Directors participating in the Plan shall immediately become vested. For the purpose of the Plan, the term “Change of Control” shall have the same meaning as is defined for the term in

Section 10(b) of the Lockheed Martin Corporation 2003 Incentive Performance Plan. In the event of a Change of Control, the Corporation shall immediately create an irrevocable trust to make the anticipated Plan donations and pay trustee costs including plan administration and legal expenses, and shall immediately transfer to the trust sufficient assets (which may include insurance policies) to make all the Plan donations in respect to the individuals who were Directors immediately before the Change of Control. In addition, once a Change of Control occurs, Section 3 and 13 of this Plan may not be amended. In the event of a Change of Control, a donation will be made with respect to any particular Director in ten equal installments, with the first to be made as soon as practicable following the Director’s termination of service as a Director and the remaining nine installments to be made annually, with the first of the nine installments to be made as soon as is practicable after the Director’s death, and each later installment to be made at approximately the same time in the following years.

14.	CONSENT

By electing to participate in the Plan, a Director shall be deemed conclusively to have accepted and consented to all the terms of this Plan and all actions or decisions made by the Corporation, the Board, or the Committee with regard to the Plan. Such terms and consent shall also apply to and be binding upon the beneficiaries, distributees, and personal representatives and other successors in interest of each participant.

15.	EFFECTIVE DATE

The Plan as amended and restated is effective June 1, 1995. The recommendations of a Director will be effective when he or she completes all of the Plan enrollment requirements (including, if the Plan is funded with insurance, satisfaction of any requirements to qualify for the insurance).

16.	RIGHTS UNDER PRIOR PLAN

The rights of any individual who was a member of the Board of Directors of Martin Marietta Corporation on March 15, 1995 (an “MMC Director”) shall be determined solely under this Plan as amended and restated effective June 1, 1995, except that each MMC Director is fully vested as of March 15, 1995 in the Plan’s benefits. Any MMC Director shall be entitled to a single benefit attributable to service both as a member of the Board of Directors of Martin Marietta Corporation and of the Corporation. After March 15, 1995, Directors of Martin Marietta Corporation (other than individuals who were Directors on that date) shall not be eligible to participate in the Plan.